Exhibit 2.1

Distribution Agreement

Dated as of June 27, 2005

Between

Dean Foods Company

and

TreeHouse Foods, Inc.

i

ii

Schedules

Schedule 2.1(d)(i)	Owned Real Property
Schedule 2.1(d)(ii)	Real Estate Leases
Schedule 2.1(e)	Personal Property Leases
Schedule 2.1(g)	Transferred Intellectual Property
Schedule 2.1(h)	Retained Contracts
Schedule 2.1(h)(i)	Acquisition Contracts
Schedule 2.1(h)(ii)	Raw Material Contracts
Schedule 2.1(h)(iii)	Service Contracts
Schedule 2.1(h)(iv)	Transferred Shared Contracts
Schedule 2.1(h)(v)	Other Transferred Contracts
Schedule 2.5	Intercompany Agreements
Schedule 6.8(a)	Certain Assumed Actions
Schedule 6.8(b)	Certain Transferred Actions
Schedule 6.8(e)	Certain Litigation
Schedule 8.3	Insurance Policies
Schedule 10.2(a)	TreeHouse Information/Dean Information
Schedule 10.2(h)	Special Indemnification

iii

DISTRIBUTION AGREEMENT

          THIS DISTRIBUTION AGREEMENT is made on June 27, 2005 by and between Dean Foods Company, a Delaware corporation (“Dean”), and TreeHouse Foods, Inc., a Delaware corporation (“TreeHouse”).

          WHEREAS, Dean, through its subsidiaries, operates the Specialty Foods Group, MochaMix®, SecondNature®, and food service dressings businesses (collectively, the “Transferred Businesses”);

          WHEREAS, the Board of Directors of Dean has determined that it would be advisable and in the best interests of Dean and its stockholders for Dean to transfer and assign, or cause to be transferred and assigned, to TreeHouse substantially all the business, operations, assets and liabilities related to the Transferred Businesses;

          WHEREAS, Dean desires to transfer and assign, or cause to be transferred or assigned, to the TreeHouse Parties the assets and properties of the Transferred Businesses and the TreeHouse Parties desire to accept the transfer and assignment of such assets and to assume, or cause to be assumed, the liabilities and obligations arising out of or relating to the Transferred Businesses (the “Contribution”);

          WHEREAS, the Board of Directors of Dean has determined that it would be advisable and in the best interests of Dean and its stockholders for Dean to distribute on a pro rata basis to the holders of Dean’s common stock, par value $0.01 per share (the “Dean Common Stock”), without any consideration being paid by the holders of such Dean Common Stock, all of the outstanding shares of TreeHouse common stock, par value $0.01 per share (together with the preferred share purchase rights associated therewith, the “TreeHouse Common Stock”), then owned by Dean (the “Distribution”);

          WHEREAS, for federal income tax purposes, the Distribution is intended to qualify under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and

          WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Contribution and Distribution and certain other agreements that will govern the relationship of Dean and TreeHouse following the Distribution.

          NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

          Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.

          “Actions” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative entity, agency or commission or any arbitration tribunal, domestic or foreign.

          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing. After the Distribution, TreeHouse and Dean shall not be deemed to be under common control for purposes hereof due solely to the fact that TreeHouse and Dean have common stockholders.

          “Agent” means The Bank of New York, the distribution agent appointed by Dean to distribute shares of TreeHouse Common Stock pursuant to the Distribution.

          “Agreement” has the meaning set forth in the first paragraph of this Agreement.

          “Assumed Actions” has the meaning set forth in Section 6.8(a).

          “Assumed Liabilities” has the meaning set forth in Section 2.3.

          “Balance Sheet” has the meaning set forth in Section 2.1(a).

          “Co-Pack Agreement” means the Co-Pack Agreement, dated the date hereof, between Dean and TreeHouse.

          “Code” has the meaning set forth in the Recitals.

          “Contracts” has the meaning set forth in Section 2.1(h).

          “Contribution” has the meaning set forth in the Recitals.

          “Conveyancing Instruments” has the meaning set forth in Section 4.1.

          “Copyrights” means United States and foreign copyrights, both registered and unregistered, along with the registrations and applications to register any such copyrights.

          “Corporate Transactions” means, collectively, each of the mergers, transfers, conveyances, contributions, distributions, dividends, assignments, redemptions and other transactions described or contemplated by the Information Statement and the Private Letter Ruling (or in the various Private Letter Ruling request submissions made to the IRS in connection therewith).

          “Dean” has the meaning set forth in the first paragraph of this Agreement.

          “Dean Common Stock” has the meaning set forth in the Recitals.

          “Dean Indemnified Parties” has the meaning set forth in Section 10.2.

          “Dean Parties” means Dean and its Subsidiaries (including those formed or acquired after the date hereof).

          “Dean Policies” has the meaning set forth in Section 8.2.

          “Distribution” has the meaning set forth in the Recitals.

          “Distribution Date” means the date on which the Distribution is paid to holders of Dean Common Stock on the Record Date.

          “Employee Matters Agreement” means the Employee Matters Agreement, dated the date hereof, between Dean and TreeHouse.

          “Employment Agreements” means the Employment Agreements, dated as of January 27, 2005, between TreeHouse and each of the Management Investors.

          “Environmental Permits” has the meaning set forth in Section 6.1(b).

          “Escalation Notice” has the meaning set forth in Section 11.1(a).

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

          “Foreign Exchange Rate” means, with respect to any currency other than United States dollars, as of any date of determination, the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the Parties).

          “Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

          “Indemnified Party” has the meaning set forth in Section 10.5(a).

          “Indemnifying Party” has the meaning set forth in Section 10.5(a).

          “Indemnity Payment” has the meaning set forth in Section 10.5(a).

          “Information” has the meaning set forth in Section 12.1(a).

          “Information Statement” has the meaning set forth in Section 6.7.

          “Insurance Charges” has the meaning set forth in Section 8.6.

          “Intercompany Agreements” means any Contract between Dean or one of its Subsidiaries and TreeHouse or one of its Subsidiaries entered into prior to the Distribution excluding this Agreement and the Operating Agreements.

          “IRS” means the Internal Revenue Service.

          “Letters of Credit” has the meaning set forth in Section 8.9.

          “Liability” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

          “Management Investors” means Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh.

          “Material Governmental Approvals and Consents” means any material notices, reports or other filings to be made with or to, or any material consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

          “Non-Permitted Names” has the meaning set forth in Section 6.9.

          “NYSE” means the New York Stock Exchange, Inc.

          “Operating Agreements” means the Transition Services Agreement, the Employee Matters Agreement, the Tax Sharing Agreement, the Trademark License Agreements, the Co-Pack Agreement, and any other agreement regarding the ongoing business and service relationships between the Dean Parties and TreeHouse following the Distribution.

          “Owned Real Property” has the meaning set forth in Section 2.1(d)(i).

          “Party” means Dean or TreeHouse.

          “Patents” means United States and foreign patents and applications for patents, including any continuations, continuations-in-part, divisions, renewals, reissues and extensions thereof.

          “Payment Period” has the meaning set forth in Section 6.6.

          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

          “Personal Property Leases” has the meaning set forth in Section 2.1(e).

          “Prime Rate” means the prime rate as published in The Wall Street Journal on the last day of the applicable Payment Period.

          “Private Letter Ruling” means the private letter ruling received by Dean from the IRS on April 29, 2005.

          “Privilege” has the meaning set forth in Section 12.8(a).

          “Privileged Information” has the meaning set forth in Section 12.8(a).

          “Real Estate Leases” has the meaning set forth in Section 2.1(d)(ii).

          “Receivables” has the meaning set forth in Section 2.1(b)(i).

          “Record Date” means the date determined by the Board of Directors of Dean as the record date for the Distribution.

          “Registration Statement” has the meaning set forth in Section 6.7.

          “Retained Assets” has the meaning set forth in Section 2.2.

          “Retained Business” means the business of Dean and its Subsidiaries other than the Transferred Businesses.

          “Retained Contracts” has the meaning set forth in Section 2.1(h).

          “Retained Liabilities” has the meaning set forth in Section 2.4.

          “Retained Names” has the meaning set forth in Section 2.2(e).

          “SEC” means the United States Securities and Exchange Commission.

          “Self Insurance Costs” has the meaning set forth in Section 8.9.

          “Shared Contracts” means any Contract with a third Person that directly benefits both Dean and TreeHouse following the Distribution.

          “Software” means computer software programs, in source code and object code form, including, without limitation, all related source diagrams, flow charts, specifications, documentation and all other materials and documentation necessary to allow a reasonably skilled third party programmer or technician to maintain, support or enhance the Software.

          “Specified Employee Liabilities” means the following Liabilities of any Dean Party:

     (a) any termination or severance payments or benefits owing or becoming payable to any Business Employee;

     (b) any liability resulting from any collective bargaining agreement entered into between any Dean Party and a union representing a Business Employee, any liability resulting from TreeHouse’s failure to assume any such collective bargaining agreement, or any liability resulting from any negotiation or any amendments or modifications to such collective bargaining agreements that TreeHouse negotiates or implements;

     (c) any liability resulting from any Multiemployer Plan relating to the Transferred Businesses, including, but not limited to, any contribution required to be made to such Multiemployer Plan or any liability to such Multiemployer Plan that occurs as a result of the Distribution;

     (d) any liability resulting from any Dean Welfare Plan or Non-ERISA Benefit Arrangement related to any Business Employee, including, but not limited to, any claims payable on or after the Distribution Date, any liability related to the continuation of coverage of Business Employees under the Dean Welfare Plans, and any premium payments due as of the Distribution Date;

     (e) any liability resulting from any TreeHouse Welfare Plan;

     (f) any liability resulting from any TreeHouse flexible spending account plan or any liability resulting from any Dean flexible spending account plan related to any Business Employee;

     (g) any claims by any Business Employee for (i) weekly indemnity and short-term disability benefits and (ii) long-term disability benefits;

     (h) any liability resulting from any agreement, including, but not limited to, confidentiality and non-compete agreements, entered into between any Dean Party and Business Employees;

     (i) any liability resulting from any agreement entered into between any Dean Party and independent contractors providing services to the Transferred Businesses;

     (j) any liability resulting from any wages, salary, incentive compensation, commissions and bonuses payable to Business Employees;

     (k) any liability resulting from any immigration-related rights, obligations and liabilities related to Business Employees, including, but not limited to, all obligations, liabilities and undertakings of any labor condition applications filed on behalf of H-1B employees;

     (l) any claims of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category brought by Business Employees;

     (m) any claims by Business Employees for workers’ compensation;

     (n) any liability resulting from any vacation, sick, personal, bereavement or flex day or holiday accrued by Business Employees;

     (o) any liability resulting from any TreeHouse 401(k) Plan, TreeHouse Union 401(k) Plan, TreeHouse Pension Plan or TreeHouse Deferred Compensation Plan; and

     (p) any liability resulting from any Dean 401(k) Plan, Dean Union 401(k) Plan or Dean Pension Plan related to any Business Employee.

All capitalized terms used in the preceding definition not defined in this Agreement shall have the meanings set forth in the Employee Matters Agreement. Notwithstanding the foregoing, “Specified Employee Liabilities” do not include any liabilities or claims described in paragraphs (a), (b), (h), (j), (k), (l) and (m) above that did not arise out of or in connection with, involve or in any way relate to, directly or indirectly, any Business Employee’s employment by any of the Transferred Businesses.

          “Stockholders Agreement” means the Stockholders Agreement dated as of January 27, 2005, among TreeHouse, Dean, the Management Investors and each other Person who becomes a party thereto.

          “Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. After the Distribution, TreeHouse and Dean shall not be deemed to be under common control for purposes hereof due solely to the fact that TreeHouse and Dean have common stockholders.

          “Taxes” means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or assessments, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, including any interest, penalties or additions to tax attributable thereto, and a “Tax” shall mean any one of such Taxes.

          “Tax Sharing Agreement” means the Tax Sharing Agreement, dated the date hereof, between Dean and TreeHouse.

          “Third Party Claim” has the meaning set forth in Section 10.6(a).

          “Third Party Consents” has the meaning set forth in Section 6.4(a).

          “Trademark License Agreements” means (a) the Trademark License Agreement, dated the date hereof, between Dean and TreeHouse and (b) the Trademark License Agreement, dated the date hereof, between TreeHouse and Dean, Dean Intellectual Property Services II, L.P., a Delaware limited partnership and Dean Specialty Intellectual Property Services, L.P., a Delaware limited partnership.

          “Trademarks” means all United States, state and foreign trademarks, service marks, logos, trade dress and trade names, domain names, websites and all other trade identities whether registered or unregistered, including all goodwill associated with the foregoing, and all registrations and pending applications to register the foregoing.

          “Transferred Actions” has the meaning set forth in Section 6.8(b).

          “Transferred Assets” has the meaning set forth in Section 2.1.

          “Transferred Businesses” has the meaning set forth in the recitals.

          “Transferred Intellectual Property” has the meaning set forth in Section 2.1(g).

          “Transition Services Agreement” means the Transition Services Agreement, dated the date hereof, between Dean and TreeHouse.

          “TreeHouse” has the meaning set forth in the first paragraph of this Agreement.

          “TreeHouse Common Stock” has the meaning set forth in the recitals.

          “TreeHouse Distributable Share” means for each holder of record of Dean Common Stock as of the close of business on the Record Date one share of TreeHouse Common Stock for every five (5) shares of Dean Common Stock outstanding and held of record by such holder at such time.

          “TreeHouse Indemnified Parties” has the meaning set forth in Section 10.3.

          “TreeHouse Parties” means TreeHouse and its Subsidiaries (including those formed or acquired after the date hereof).

          “TreeHouse Share(s)” mean(s) each share of TreeHouse Common Stock.

          Section 1.2 Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

               (i) words used in the singular include the plural and words used in the plural include the singular;

               (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

               (iii) reference to any gender includes the other gender;

               (iv) the word “including” means “including but not limited to”;

               (v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

               (vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

               (vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

               (viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

               (ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

               (x) accounting terms used herein shall have the meanings historically ascribed to them by Dean and its Subsidiaries based upon Dean’s internal financial policies and procedures in effect prior to the date of this Agreement;

               (xi) if there is any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Exhibit or Schedule;

               (xii) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

               (xiii) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

               (xiv) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

          (b) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

ARTICLE II.
BUSINESS SEPARATION

          Section 2.1 Transfer of Transferred Businesses. As more fully set forth in this Article II and subject to the terms and conditions of this Agreement and the Operating Agreements, prior to the Distribution, Dean shall, and shall cause its Subsidiaries to, convey, assign, transfer, contribute and set over, or cause to be conveyed, assigned, transferred, contributed and set over, to the TreeHouse Parties, and Dean and TreeHouse shall cause the TreeHouse Parties to accept and receive, all right, title and interest of Dean and its Subsidiaries in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses (other than the Retained Assets) (all of such assets being hereinafter referred to as the “Transferred Assets”), including the following:

          (a) Balance Sheet Assets. All assets reflected or disclosed on the unaudited balance sheet of the Transferred Businesses as of March 31, 2005 attached as Exhibit A hereto (the “Balance Sheet”) that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses, subject to acquisitions, dispositions and adjustments in the operation of the Transferred Businesses from the date of the Balance Sheet through the Distribution Date;

          (b) Receivables.

               (i) All accounts receivable, notes receivable, lease receivables, prepayments (other than prepaid insurance), advances and other receivables arising out of or produced by the Transferred Businesses and owing by any Persons (the “Receivables”); and

               (ii) All cash payments received after the Distribution Date on account of the Receivables;

          (c) Inventories. All supplies, packaging, work-in-process and other inventories that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses;

          (d) Owned Real Property and Real Estate Leases.

               (i) Those certain parcels of land described on Schedule 2.1(d)(i) (the “Owned Real Property”) and any and all improvements, fixtures, machinery, equipment and other property located on the premises demised under such Owned Real Property; and

               (ii) Those certain real estate leases set forth on Schedule 2.1(d)(ii) (the “Real Estate Leases”) and any and all improvements, fixtures, machinery, equipment and other property located on the premises demised under such Real Estate Leases;

          (e) Personal Property Leases. Those certain machinery, equipment or other tangible personal property leases (the “Personal Property Leases”) set forth on Schedule 2.1(e);

          (f) Equipment. All fixtures, machinery, installations, equipment, computers, furniture, tools, spare parts, supplies, automobiles, trucks, materials, and other personal property that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses;

          (g) Intellectual Property. (i) All Copyrights, Patents and Trademarks set forth on Schedule 2.1(g); (ii) all Software used primarily in the Transferred Businesses, including the Software set forth on Schedule 2.1(g); (iii) all business and technical information, non-patented inventions, including the patent disclosures set forth on Schedule 2.1(g), discoveries, processes, formulations, trade secrets, know-how and technical data that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses made or conceived by employees, consultants or contractors of Dean or its Subsidiaries as to which Dean or its Subsidiaries have rights under any agreement or otherwise relating to the foregoing; (iv) all business and technical information, non-patented inventions, discoveries, processes, formulations, trade secrets, know-how and technical data that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses made or conceived by third parties as to which Dean or its Subsidiaries have rights pursuant to executory agreements with said third parties relating to the foregoing; and (v) all permits, grants, contracts, agreements and licenses running to or from Dean or its Subsidiaries relating to the foregoing; and all rights that are associated with the foregoing (collectively, the “Transferred Intellectual Property”);

          (h) Contracts. Except for the Contracts listed on Schedule 2.1(h) (the “Retained Contracts”), all of the contracts, agreements, arrangements, leases (other than Real Estate Leases and Personal Property Leases), manufacturers’ warranties, memoranda, understandings and offers open for acceptance of any nature, whether written or oral that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses (the “Contracts”), including the following:

               (i) all Contracts related to acquisitions or divestitures of assets or stock, except to the extent indicated on Schedule 2.1(h)(i);

               (ii) all supplier Contracts, including those set forth on Schedule 2.1(h)(ii);

               (iii) all Contracts with third parties relating to services provided to, or for the benefit of, the Transferred Businesses, including those set forth on Schedule 2.1(h)(iii); and

               (iv) the Shared Contracts set forth on Schedule 2.1(h)(iv); and

               (v) any Contracts set forth on Schedule 2.1(h)(v).

          (i) Permits and Licenses. All permits, approvals, licenses, franchises, authorizations or other rights granted by any Governmental Authority held or applied for by Dean and its Subsidiaries and that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses or that relate primarily to the Transferred Assets, and all other consents, grants and other rights that are used primarily for the lawful ownership of the Transferred Assets or the operation of the Transferred Businesses, in each case to the extent legally transferable to TreeHouse;

          (j) Claims and Indemnities. All rights, claims, demands, causes of action, judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of Dean or any of its Subsidiaries relating primarily to the Transferred Businesses, including the right to sue, recover and retain such recoveries and the right to continue in the name of Dean and its Subsidiaries any pending actions relating to the foregoing, and to recover and retain any damages therefrom (including all manufacturers’

warranties or guarantees related primarily to the Transferred Assets and all manufacturers’ or third party service or replacement programs related primarily to the Transferred Assets);

          (k) Books and Records. All books and records (including all records pertaining to customers, suppliers and personnel), wherever located, that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses;

          (l) Supplies. All office supplies, production supplies, spare parts, purchase orders, forms, labels, shipping material, art work, catalogues, sales brochures, operating manuals and advertising and promotional material and all other printed or written material that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses;

          (m) Employee Benefit Assets. Assets relating to the provision of benefits to present or former employees of the Transferred Businesses (including, without limitation, pension and other post-retirement benefit assets) or relating to the Specified Employee Liabilities; and

          (n) Other Assets. All other assets, tangible or intangible, including all goodwill, that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses, other than e-mail addresses.

          Section 2.2 Retained Assets. Notwithstanding anything to the contrary herein, the following assets (the “Retained Assets”) are not, and shall not be deemed to be, Transferred Assets:

          (a) cash and cash equivalents, any cash on hand or in bank accounts, certificates of deposit, commercial paper and similar securities, except for (i) deposits securing bonds, letters of credit, leases and all other obligations that primarily relate to, or are primarily held for use in connection with, the Transferred Businesses, and (ii) bank accounts of TreeHouse (it being understood and agreed that on or prior to the Distribution Date, Dean will sweep, and will be entitled to retain, any and all available cash in the bank accounts of TreeHouse);

          (b) the Retained Contracts;

          (c) any amounts accrued on the books and records of Dean or its Subsidiaries with respect to any Retained Liabilities;

          (d) any right, title or interest in and to any prepaid insurance premiums for the Dean Policies existing immediately prior to the Distribution;

          (e) the trade names “Dean,” “Carb Conquest” and “Fieldcrest” (and any derivatives of any such trade name) and associated logos (collectively, the “Retained Names”) and all Trademarks other than the Trademarks set forth on Schedule 2.1(g);

          (f) all Copyrights and Patents other than those set forth on Schedule 2.1(g); and

          (g) all assets of Dean and its Subsidiaries other than the Transferred Assets.

          Section 2.3 Assumption of Liabilities. In connection with the transactions contemplated by Section 2.1, and except as set forth in Section 2.4, TreeHouse shall, and shall cause the TreeHouse Parties to, assume on a joint and several basis with TreeHouse, and to pay, comply with and discharge all contractual and other Liabilities of Dean or its Subsidiaries arising out of the ownership or use of the Transferred Assets or the operation of the Transferred Businesses, whether due or to become due, including:

          (a) all Liabilities of Dean and its Subsidiaries that are reflected, disclosed or reserved for on the Balance Sheet, as such Liabilities may be increased or decreased in the operation of the Transferred Businesses from the date of the Balance Sheet through the Distribution Date;

          (b) all Liabilities of Dean and its Subsidiaries under or related to the Real Estate Leases, the Personal Property Leases and the Contracts, such assumption to occur as (i) assignee if such Real Estate Leases, Personal Property Leases and Contracts are assignable and are assigned or otherwise transferred to TreeHouse, or (ii) subcontractor, sublessee or sublicensee as provided in Section 6.2 if such assignment of such Real Estate Leases, Personal Property Leases and Contracts and/or proceeds thereof is prohibited by law, by the terms thereof or not permitted by the other contracting party;

          (c) all Liabilities of any Dean Party related to the Business Employees (as defined in the Employee Matters Agreement) including, without limitation, the Specified Employee Liabilities;

          (d) all Liabilities of Dean and its Subsidiaries related to any and all Actions asserting a violation of any law, rule or regulation arising out of the operations of the Transferred Businesses or the ownership or use of the Transferred Assets, whether before or after the Distribution Date and all Liabilities relating to Assumed Actions;

          (e) all Liabilities for which TreeHouse is liable in accordance with the terms of the Operating Agreements;

          (f) if registration of the TreeHouse Common Stock occurs and trading of the TreeHouse Common Stock commences, up to $10,000,000 of fees and expenses incurred by Dean and TreeHouse in connection with (i) drafting, negotiating and implementing this Agreement, the Stockholders Agreement, the Employment Agreements or any of the Operating Agreements and (ii) planning, analyzing and executing the Distribution; and

          (g) all other Liabilities of Dean and its Subsidiaries arising out of the ownership or use of the Transferred Assets or the operation of the Transferred Businesses, whether existing on the date hereof or arising at any time or from time to time after the date hereof, and whether based on circumstances, events or actions arising heretofore or hereafter, whether or not such Liabilities shall have been disclosed herein, and whether or not reflected on the books and records of Dean and its Subsidiaries or TreeHouse and its Subsidiaries or the Balance Sheet.

          The Liabilities described in this Section 2.3 are referred to in this Agreement collectively as the “Assumed Liabilities.”

          Section 2.4 Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, neither TreeHouse nor any of the other TreeHouse Parties shall assume any of the following Liabilities of the Dean Parties (the “Retained Liabilities”):

          (a) Liabilities consisting of indebtedness for borrowed money (other than capital lease obligations) to, or guarantees for any such indebtedness of, Dean, any of its Affiliates (other than TreeHouse) or any third party;

          (b) Liabilities for which Dean is liable in accordance with the terms of the Operating Agreements; and

          (c) Liabilities arising out of the ownership or use of the Retained Assets or the operation of the Retained Business.

          Section 2.5 Termination of Existing Intercompany Agreements. Except as otherwise expressly provided in this Agreement, the Operating Agreements, the Stockholders Agreement or as set forth on Schedule 2.5, and except for all receivables accrued in the ordinary course of business of the Dean Parties and TreeHouse, all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution Date, shall be terminated and be of no further force and effect from and after the Distribution Date.

          Section 2.6 Shared Contracts. (a) Notwithstanding anything in this Agreement to the contrary, with respect to Liabilities pursuant to, arising under or relating to any Shared Contract, such Liabilities shall be allocated between the Dean Parties, on the one hand, and the TreeHouse Parties on the other hand, as follows:

               (i) first, if a Liability is incurred exclusively in respect of a benefit received by one Party, the Party receiving such benefit shall be responsible for such Liability; and

               (ii) second, if a Liability cannot be so allocated under clause (i), such Liability shall be allocated between the Parties based on the relative proportions of total benefit received under the relevant Shared Contract. Notwithstanding the foregoing, each Party shall be responsible for any and all Liabilities arising out of or resulting from its breach of the relevant Shared Contract.

          (b) If any of the Dean Parties, on the one hand, or any of the TreeHouse Parties, on the other hand, receive any benefit or payment under any Shared Contract that was intended for the other Party, the Party receiving such benefit or payment will use commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other Party.

          (c) With respect to any Shared Contract that is transferred to TreeHouse pursuant to Section 2.1(h)(iv), TreeHouse shall exercise and exploit its rights under such Shared Contracts and take such other action as may be reasonably requested by Dean and at Dean’s expense in order to place Dean in the same position it would have been if such Contract had not been transferred as contemplated hereby on the Distribution Date.

          (d) With respect to any Shared Contract that is not transferred to TreeHouse pursuant to Section 2.1(h)(iv) and is instead retained by Dean, Dean shall exercise and exploit its rights under such Shared Contracts and take such other action as may be reasonably requested by TreeHouse and at TreeHouse’s expense in order to place TreeHouse in the same position it would have been if such Contract had been transferred on the Distribution Date.

          Section 2.7 Corporate Transactions. On or prior to the Distribution Date (but in any event prior to the Distribution), each of Dean and TreeHouse will, and will cause each of their respective Subsidiaries to, as applicable, take such commercially reasonable action or actions as are necessary to consummate the Corporate Transactions. Notwithstanding the foregoing, each of the Parties agrees that, at any time prior to the Distribution, the Corporate Transactions may be amended, modified or supplemented in any manner determined in good faith to be appropriate or necessary by Dean, including to qualify any of such transactions as a non-taxable transaction under the Code.

          Section 2.8 Tax Matters. Notwithstanding anything in this Agreement to the contrary, the assumption or retention of any liabilities for Taxes and the transfer, retention or ownership of any Tax assets such as Tax refunds, Tax credits, or Tax attributes shall be governed exclusively by the Tax Sharing Agreement and to the extent there is any inconsistency between this Agreement and the Tax Sharing Agreement as to any Tax matter the terms of the Tax Sharing Agreement shall control.

ARTICLE III.
THE DISTRIBUTION

          Section 3.1 Issuance and Delivery of TreeHouse Shares. TreeHouse shall issue to Dean the number of TreeHouse Shares required so that the total number of TreeHouse Shares held by Dean immediately prior to the Distribution is equal to the total number of TreeHouse Shares distributable by Dean pursuant to Section 3.2. Dean shall deliver to the Agent one or more stock certificates representing all TreeHouse Shares held by Dean, together with one or more stock power(s) endorsed in blank and, with respect to any uncertificated shares to be distributed pursuant to Section 3.2, shall take such steps as are necessary to permit such shares to be distributed in the manner described in Section 3.2. The Agent will distribute such shares in the manner described in Section 3.2.

          Section 3.2 Distribution of TreeHouse Shares. Dean shall instruct the Agent to distribute the TreeHouse Distributable Share to each holder of record of Dean Common Stock at the close of business on the Record Date. Each distributed TreeHouse Share shall be validly issued, fully paid and nonassessable and free of preemptive rights. The shares of TreeHouse Common Stock distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. Except as required by applicable law, no certificates therefor shall be distributed. The Agent shall deliver an account statement to each holder of TreeHouse Common Stock reflecting such holder’s ownership interest in shares of TreeHouse Common Stock.

          Section 3.3 Treatment of Fractional Shares. No certificates or scrip representing fractional TreeHouse Shares shall be issued in the Distribution. In lieu of receiving fractional shares, each holder of Dean Common Stock who would otherwise be entitled to receive a fractional TreeHouse Share pursuant to the Distribution will receive cash for such fractional share. Dean and TreeHouse shall instruct the Agent to determine the number of whole TreeHouse Shares and fractional TreeHouse Shares allocable to each holder of record of Dean Common Stock as of the close of business on Record Date, to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of holders who would otherwise be entitled to receive fractional share interests, and to distribute to each such holder such holder’s ratable share of the total proceeds of such sale after making appropriate deductions of any amounts required for U.S. federal tax withholding purposes and after deducting any taxes attributable to the sale of such fractional share interests.

          Section 3.4 Dean Board Action. The Dean Board of Directors shall, in its discretion, establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Board of Directors of Dean shall also have the right to adjust the TreeHouse Distributable Share at any time prior to the Distribution. The consummation of the transactions provided for in this Article III shall only be effected after the Distribution has been declared by the Dean Board of Directors.

          Section 3.5 Additional Approvals. Dean shall cooperate with TreeHouse in effecting any actions which are reasonably necessary or desirable to be taken by TreeHouse to effectuate the transactions referenced in or contemplated by this Agreement in a manner consistent with the terms hereof, including the preparation and implementation of appropriate plans, agreements and arrangements for employees of the Transferred Businesses and non-employee members of TreeHouse’s Board of Directors.

ARTICLE IV.
BUSINESS SEPARATION CLOSING MATTERS

          Section 4.1 Delivery of Instruments of Conveyance. In order to effectuate the transactions contemplated by Article II, the Parties shall execute and deliver, or cause to be executed and delivered, prior to or as of the Distribution such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, assumption and conveyance (collectively, the “Conveyancing Instruments”) as the Parties shall reasonably deem necessary or appropriate to effect such transactions.

          Section 4.2 Delivery of Other Agreements. Prior to or as of the Distribution, the Parties shall execute and deliver, or shall cause to be executed and delivered, each of the Operating Agreements.

          Section 4.3 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution, Dean shall deliver to TreeHouse all corporate books and records of the TreeHouse Parties and copies of all corporate books and records of the Dean Parties relating to the Transferred Businesses.

ARTICLE V.
NO REPRESENTATIONS AND WARRANTIES

          Section 5.1 No Dean Representations or Warranties. Dean does not represent or warrant in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Transferred Assets or Assumed Liabilities or (ii) as to the legal sufficiency to convey title to any of the Transferred Assets on the execution, delivery and filing of the Conveyancing Instruments. ALL TRANSFERRED ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and the TreeHouse Parties shall bear the economic and legal risks that any conveyances of the Transferred Assets shall prove to be insufficient or that the TreeHouse Parties’ title to any such Transferred Assets shall be other than good and marketable and free of encumbrances. Without limiting the Dean Parties’ obligations set forth in any other provision of this Agreement, Dean does not represent or warrant that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and, subject to Section 6.3, the TreeHouse Parties shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.

ARTICLE VI.
CERTAIN COVENANTS

          Section 6.1 Material Governmental Approvals and Consents; Transition Environmental Matters. (a) The Parties will use commercially reasonable efforts to obtain any Material Governmental Approvals and Consents required by the transactions contemplated by this Agreement. Except with respect to Environmental Permits (which are addressed exclusively in Section 6.1(b) below), if and to the extent that the Parties do not obtain any Material Governmental Approval and Consent, unless prohibited by law or the terms of the applicable Material Governmental Approval and Consent, (i) the relevant Dean Party shall continue to be bound thereby, if applicable, and the purported transfer or assignment to any TreeHouse Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary approvals or consents have been obtained; (ii) the TreeHouse Parties shall pay, perform and discharge fully all of the obligations of the Dean Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Dean Parties for all Losses arising out of such performance by such TreeHouse Party; and (iii) the Dean Parties shall exercise or exploit their rights and options under all such Material Governmental Approvals and Consents and take such other action as may be reasonably requested by TreeHouse and at TreeHouse’s expense in order to place TreeHouse in the same position it would have been if such approval or consent had been obtained on or prior to the Distribution Date. If and when any such Material Governmental Approval and Consent shall be obtained, the applicable Dean Party shall promptly assign or transfer (to the extent permissible) all of its rights and obligations thereunder to the applicable TreeHouse Party without payment of further consideration, and the TreeHouse Party shall, without the payment of any further consideration therefor, assume such rights and obligations.

          (b) From and after the Distribution Date, TreeHouse shall have sole responsibility (to the extent allowed by applicable law) for compliance with all terms and conditions of all environmental permits, licenses and other such authorizations held by the Dean Parties in respect of the Transferred Businesses (the “Environmental Permits”). During any interim period from and after the Distribution Date through completion of the transfer and/or reissuance to the TreeHouse Parties of any Environmental Permit, Dean shall provide the TreeHouse Parties (to the extent allowed by applicable law) with the benefits of such Environmental Permit and the TreeHouse Parties shall pay, perform, discharge and comply with fully all of the obligations of the Dean Parties thereunder from and after the Distribution Date, and TreeHouse shall indemnify the Dean Parties for all Losses arising out of such performance by such TreeHouse Party. The Dean Parties shall otherwise exercise or exploit their rights and options under all such Environmental Permits only as reasonably directed by TreeHouse and at TreeHouse’s expense.

          Section 6.2 Non-Assignable Contracts. If and to the extent that any Dean Party does not obtain any consent, approval or amendment necessary for the transfer or assignment to any TreeHouse Party of any Contract or other rights relating to the Transferred Businesses that would otherwise be transferred or assigned to such TreeHouse Party as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such Dean Party shall continue to be bound thereby and the purported transfer or assignment to such TreeHouse Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained, and (ii) unless not permitted by the terms thereof or by law, the TreeHouse Parties shall pay, perform and discharge fully all of the obligations of the Dean Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Dean Parties for all Losses arising out of such performance by such TreeHouse Party. The Dean Parties shall, without further consideration therefor, pay and remit to the applicable TreeHouse Party promptly all monies, rights and other considerations received in respect of such performance. The Dean Parties shall exercise or exploit their rights and options under all such Contracts and take such other action as may be reasonably requested by TreeHouse and at TreeHouse’s expense in order to place TreeHouse in the same position it would have been if such Contract had been transferred as contemplated hereby on the Distribution Date. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the Dean Parties shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable TreeHouse Party without payment of further consideration, and the TreeHouse Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.2 is prohibited by law or the terms thereof, this Section 6.2 shall operate to create a subcontract with the applicable TreeHouse Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other consideration received by the Dean Parties with respect to the performance by such TreeHouse Party. For purposes of this Section 6.2, “Contract” shall be deemed to include Real Estate Leases and Personal Property Leases.

          Section 6.3 Novation of Assumed Liabilities. (a) Except as otherwise specifically provided in Section 2.6 with respect to Shared Contracts and elsewhere in this Agreement, it is expressly understood and agreed to by the Parties that upon the assumption by the TreeHouse Parties of the Assumed Liabilities, the Dean Parties and their respective officers, directors and employees shall be released unconditionally by the TreeHouse Parties from any and all Liabilities, whether joint, several or joint and several, for the discharge, performance or observance of any of the Assumed Liabilities, so that the TreeHouse Parties will be solely responsible for such Assumed Liabilities.

          (b) The TreeHouse Parties, at the reasonable request of any Dean Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, approval, release, substitution or amendment required to novate or assign all obligations under the Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than the TreeHouse Parties.

          (c) If a TreeHouse Party is unable to obtain any such consent, approval, release, substitution or amendment required to novate or assign an obligation under an Assumed Liability, the applicable Dean Party shall continue to be bound by such Assumed Liability and, unless not permitted by law or the terms thereof, the TreeHouse Parties shall, as agent or subcontractor for the Dean Parties, pay, perform and discharge fully all of the obligations or other Liabilities of the Dean Parties thereunder from and after the Distribution Date. The TreeHouse Parties shall indemnify and hold harmless the Dean Parties against any Liabilities arising in connection with such Assumed Liability. Except as otherwise set forth in this Agreement, the Dean Parties shall, without further consideration, pay and remit, or cause to be paid or remitted, to the applicable TreeHouse Party promptly the after-tax amount of all money, rights and other consideration received by it in respect of such performance (unless any such consideration is a Retained Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such Assumed Liability shall otherwise become assignable or be able to be novated, the applicable Dean Party shall thereafter assign, or cause to be assigned, all of their rights, obligations and other Liabilities thereunder to the applicable TreeHouse Party, without payment of further consideration, and the TreeHouse Parties shall, without the payment of any further consideration, assume such rights and obligations.

          Section 6.4 Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Contribution, the Distribution and the other agreements and documents contemplated hereby. Without limiting the generality of the foregoing, each Party shall cooperate with the other Party to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to confirm the title of the TreeHouse Parties to all of the Transferred Assets, to put the applicable TreeHouse Party in actual possession and operating control thereof and to permit the applicable TreeHouse Party to exercise all rights with respect thereto and to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby or thereby, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (“Third Party Consents”), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Parties shall fully cooperate and use commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement.

          (b) If, as a result of mistake or oversight, any asset required for the conduct of the Transferred Businesses in all material respects in the manner in which the Transferred Businesses had been conducted immediately prior to the Distribution Date is not transferred to the applicable TreeHouse Party, or any asset required for the conduct of the Retained Business in all material respects in the manner in which the Retained Business had been conducted immediately prior to the Distribution Date is transferred to any TreeHouse Party, Dean and TreeHouse shall negotiate in good faith after the Distribution to determine whether such asset should be transferred to a TreeHouse Party or to a Dean Party, as the case may be, and the terms and conditions upon which such asset shall be made available to a TreeHouse Party or to a Dean Party, as the case may be. Unless expressly provided to the contrary in this Agreement or any Operating Agreement, if, as a result of mistake or oversight, any Liability arising out of or relating to the Transferred Businesses is retained by any Dean Party, or any Liability arising out of or relating to the Retained Business is assumed by any TreeHouse Party, Dean and TreeHouse shall negotiate in good faith after the Distribution to determine whether such Liability should be transferred to a TreeHouse Party or a Dean Party, as the case may be, and/or the terms and conditions upon which any such Liability shall be transferred.

          Section 6.5 Collection of Accounts Receivable. (a) Following the Distribution, the Dean Parties shall be entitled to control all collection actions related to the Retained Business and the TreeHouse Parties shall be entitled to control all collection actions related to the Transferred Businesses (except for accounts receivable arising out of or produced by the MochaMix®, SecondNature® and foodservice dressings businesses, for which, in each case, the collection and remittance to TreeHouse will be performed by Dean in accordance with the terms of the Transition Services Agreement), in each case including the determination of what actions are necessary or appropriate and when and how to take any such action.

          (b) If, after the Distribution, any TreeHouse Party shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Retained Business or other amounts due any Dean Party in respect of services rendered by any Dean Party after the Distribution, or any Dean Party shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Transferred Businesses or other amounts due any TreeHouse Party in respect of services rendered by any TreeHouse Party after the Distribution, such Party shall receive and deposit such remittance and hold the same for the benefit of the other Party. The Parties shall reconcile any amounts held under this Section 6.5 on a monthly basis, with the difference between the amounts held by each Party for the benefit of the other being settled by a cash payment to be made as soon as practicable following such reconciliation and, in any event, no later than five business days following the completion of such reconciliation.

          (c) Each Party shall deliver to the other such schedules and other information with respect to accounts receivable as each shall reasonably request from time to time in order to permit such Parties to reconcile their respective records and to monitor the collection of all accounts receivable. Each Party shall afford the other reasonable access to its books and records relating to any accounts receivable.

          Section 6.6 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Operating Agreement, any amount not paid when due pursuant to this Agreement or any Operating Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of the date of such bill, invoice or other demand) (the “Payment Period”) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

          Section 6.7 Registration and Listing. Prior to the Distribution:

          (a) Dean and TreeHouse shall cooperate with respect to the preparation of the registration statement on Form 10, including such amendments or supplements thereto as may be necessary (together, the “Registration Statement”), to effect the registration of the TreeHouse Common Stock under the Exchange Act. The Registration Statement shall include an information statement to be sent by Dean to its stockholders in connection with the Distribution (the “Information Statement”). TreeHouse and Dean shall use commercially reasonable efforts to cause the Registration Statement to become and remain effective under the Exchange Act as soon as reasonably practicable. As soon as practicable, after the Registration Statement becomes effective, Dean shall mail the Information Statement to the holders of Dean Common Stock.

          (b) The Parties shall use commercially reasonable efforts to take all such action as may be necessary or appropriate under state and foreign securities and “Blue Sky” laws in connection with the transactions contemplated by this Agreement.

          (c) Dean and TreeHouse shall prepare, and TreeHouse shall file and seek to make effective, an application for the listing of the TreeHouse Common Stock, subject to official notice of issuance. Dean shall, to the extent commercially reasonable, give notice of the Record Date in compliance with Rule 10b-17 of the Exchange Act.

          (d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby.

          Section 6.8 Litigation. (a) As of the Distribution, TreeHouse shall assume and, except as provided in Article VIII, pay all Liabilities that may result from the Assumed Actions and, subject to subsection (c) below, all fees and costs relating to the defense of the Assumed Actions, including reasonable attorneys’ fees and costs. “Assumed Actions” means those cases, claims and investigations (i) in which any Dean Party or any Affiliate of a Dean Party, other than TreeHouse and its Subsidiaries, is a defendant or the party against whom the claim or investigation is directed, and (ii) which relates to the Transferred Businesses (other than with respect to Retained Liabilities), including those listed on Schedule 6.8(a).

          (b) On the Distribution Date, the Dean Parties shall transfer the Transferred Actions to TreeHouse, and TreeHouse shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those cases and claims (i) in which any Dean Party or any of its Affiliates is a plaintiff or claimant, and (ii) which relates to the Transferred Businesses (other than with respect to the Retained Assets), including those listed on Schedule 6.8(b).

          (c) On the Distribution Date, TreeHouse shall assume and shall diligently conduct, at its sole cost and expense, the defense of all Assumed Actions; provided, that Dean shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing and at its sole cost and expense. In no event shall TreeHouse settle or compromise any such Assumed Action or Transferred Action without the express prior written consent of Dean unless (i) there is no finding or admission of any violation of any law or any violation of the rights of any Person by any Dean Party, (ii) there is no relief (either monetary or non-monetary) binding upon any Dean Party, and (iii) no Dean Party shall have any Liability with respect to any such settlement or compromise.

          (d) Each Party agrees that at all times from and after the Distribution, if an Action is commenced by a third party naming both Parties as defendants thereto and with respect to which one Party is a nominal defendant, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.

          (e) Notwithstanding the foregoing, the Parties have agreed to handle certain matters in accordance with the agreement set forth on Schedule 6.8(e).

          Section 6.9 Signs; Use of Company Name. Except as otherwise contemplated by this Agreement or any of the Operating Agreements, prior to December 31, 2005, the Parties, at TreeHouse’s expense, shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on the Transferred Assets that refer or pertain to any Dean Party or the Retained Business, or that refer or pertain to TreeHouse or the Transferred Businesses on the Retained Assets. After such period, (i) the TreeHouse Parties shall not use or display any Retained Name, or any variations thereof, or other trademarks, any trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any Dean Party that have not been assigned or licensed to TreeHouse, and (ii) the Dean Parties shall not use or display any trademarks, trade names, logos or identifiers owned by or licensed to TreeHouse that have not been assigned or licensed to a Dean Party (collectively, the “Non-Permitted Names”), without the prior written consent of the other Party; provided, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent either Party from using the other’s name in public filings with Governmental Authorities, materials intended for distribution to either Party’s stockholders or any other communication in any medium that describes the relationship between the Parties, including materials distributed to employees relating to the transition of employee benefit plans; and provided further, that TreeHouse shall be permitted to use its inventories of packaging and promotional materials and other supplies existing on the Distribution Date that bear any Retained Name.

ARTICLE VII.
CONDITIONS TO THE DISTRIBUTION

          The obligation of Dean to effect the Distribution is subject to the satisfaction or the waiver by Dean of each of the following conditions:

          Section 7.1 Approval by Dean Board of Directors. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Board of Directors of Dean in accordance with applicable law and the certificate of incorporation and by-laws of Dean.

          Section 7.2 IRS Private Letter Ruling. The Private Letter Ruling shall remain in effect as of the Distribution Date.

          Section 7.3 Compliance with State and Foreign Securities and “Blue Sky” Laws. The Parties shall have taken all such action as may be necessary or appropriate under state and foreign securities and “blue sky” laws in connection with the Distribution.

          Section 7.4 SEC Filings and Approvals. The Parties shall have prepared and TreeHouse shall, to the extent required under applicable law, have filed with the SEC any such documentation and no action letter requests that Dean reasonably determines are necessary or desirable to effectuate the Distribution, and each Party shall have obtained all necessary approvals or no action letters from the SEC.

          Section 7.5 Effectiveness of Registration Statement; No Stop Order. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or, to the knowledge of either of the Parties, threatened by the SEC.

          Section 7.6 Dissemination of Information to Dean Stockholders. Prior to the Distribution, the Parties shall have prepared and mailed to the holders of Dean Common Stock such information concerning TreeHouse, its business, operations and management, the Distribution and such other matters as Dean shall reasonably determine and as may be required by law.

          Section 7.7 Approval of NYSE Listing Application. The TreeHouse Common Stock to be distributed in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance.

          Section 7.8 Operating Agreements. Each of the Operating Agreements shall have been executed and delivered, and each of such agreements shall be in full force and effect.

          Section 7.9 Consents. All Material Governmental Approvals and Consents required to permit the valid consummation of the Distribution shall have been obtained and be in full force and effect.

          Section 7.10 No Actions. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or the other transactions contemplated by this Agreement (including a stop order with respect to the effectiveness of the Registration Statement) shall be in effect and no other event outside the control of Dean shall have occurred or failed to occur that prevents the consummation of the Distribution or the other transactions contemplated by this Agreement.

          Section 7.11 No Material Adverse Effect. No other event or developments shall have occurred that, in the judgment of the Dean Board of Directors, would result in the Distribution having a material adverse effect on Dean or its stockholders.

          Section 7.12 Opinions. Dean or TreeHouse, as the case may be, shall have received any and all legal opinions, in a form reasonably satisfactory to the Board of Directors of the applicable entity, as such Board of Directors shall determine in good faith to be reasonably necessary for it to authorize the consummation of the Distribution.

          Section 7.13 Other Actions. Such other reasonable and customary actions as Dean shall determine to be reasonably necessary in order to assure the successful completion of the Distribution shall have been taken.

          Section 7.14 Satisfaction of Conditions. The satisfaction of the foregoing conditions are for the sole benefit of Dean and shall not give rise to or create any duty on the part of Dean or the Dean Board of Directors to waive or not waive any such condition, to effect the Distribution or in any way limit Dean’s power of termination set forth in Section 13.11.

ARTICLE VIII.
INSURANCE MATTERS

          Section 8.1 Insurance Prior to the Distribution Date. Except as may otherwise be expressly provided in this Article VIII, Dean and its Subsidiaries shall not have any Liability whatsoever as a result of the insurance policies and practices of Dean in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

          Section 8.2 Ownership of Existing Policies and Programs. Dean or one or more of the other Dean Parties shall continue to own all property damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the “Dean Policies” and individually, a “Dean Policy”). Subject to the provisions of this Agreement, the Dean Parties shall retain all of their respective rights, benefits and privileges, if any, under the Dean Policies. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Dean Policies. With respect to any claim relating to the Transferred Businesses or the Transferred Assets, Dean shall have sole responsibility for claims administration and financial administration of the policies set forth on Schedule 8.3 and such administration shall be governed solely by the terms of Sections 8.5 and 8.6

          Section 8.3 Maintenance of Insurance for TreeHouse. Through the Distribution Date, Dean will maintain in full force and effect its existing insurance to the extent that it applies to the Transferred Assets or the Transferred Businesses, which insurance policies are set forth on Schedule 8.3.

          Section 8.4 Acquisition and Maintenance of Post-Distribution Insurance by TreeHouse. Commencing on and as of the Distribution Date, TreeHouse shall be responsible for establishing and maintaining separate property damage and business interruption and liability insurance policies and programs (including, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime, surety and other similar insurance policies) for activities and claims involving any TreeHouse Party or any of their Affiliates, in each case with commercially reasonable limits and deductibles. Each of the TreeHouse Parties and each of their Affiliates, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the TreeHouse Parties and each of their Affiliates for claims relating to any period on or after the Distribution Date involving any TreeHouse Party or any of its Affiliates.

          Section 8.5 Property Damage and Business Interruption Insurance Claims Administration for Pre-Distribution Claims. For property damage and business interruption losses related to the Transferred Assets or the Transferred Businesses which occur prior to the Distribution Date, Dean shall, at TreeHouse’s request and to the extent consistent with Dean’s past practice, prepare and process claims, including claims that are payable to the Dean Parties in whole or in part because of insurance or reinsurance in support of property damage and business interruption insurance maintained by Dean prior to the Distribution Date. Any amounts received by Dean (net of any costs, expenses, deductibles and other similar payments made by Dean) with respect to any such unresolved claims in existence on the Distribution Date that are settled subsequent to the Distribution Date shall be paid to TreeHouse within 5 business days of receipt thereof by Dean.

          Section 8.6 Liability and Workers Compensation Insurance Claims Administration for Post-Distribution Claims. The Dean Parties shall have the sole right, responsibility and authority for liability and workers compensation claims administration and financial administration of pre-Distribution claims that relate to or affect the Dean Policies or that are uninsured due to the terms of the Dean Policies. Upon notification by a TreeHouse Party or any of its Affiliates of a claim relating to a TreeHouse Party or any of its Affiliates under one or more of the Dean Policies, Dean shall cooperate with TreeHouse in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). Except as set forth in Section 10.6, Dean shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of the TreeHouse Parties and their Affiliates, which decisions, determinations, commitments and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the Dean Policies. The TreeHouse Parties and their Affiliates shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or uninsured costs arising from liability or workers compensation losses, which are uninsured because of coverage terms or conditions of the policies covering such losses, or other charges (collectively, “Insurance Charges”) whenever arising, which shall become due and payable under the terms and conditions of any applicable Dean Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, arising out of the ownership, use or operation of any of the assets, businesses, operations or liabilities of any TreeHouse Party or any of its Affiliates, when the same relate to the period prior to, on or after the Distribution Date. To the extent that the terms of any applicable Dean Policy provide that any Dean Party shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any TreeHouse Party, Dean shall be entitled to demand that TreeHouse make such payment directly to the Person or entity entitled thereto. In connection with any such demand, Dean shall submit to TreeHouse a copy of any invoice or listing of claims received by Dean pertaining to such Insurance Charges together with appropriate supporting documentation. In the event that TreeHouse fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Dean, any Dean Party may (but shall not be required to) pay such insurance charges for and on behalf of the TreeHouse Parties and, thereafter, the TreeHouse Parties shall forthwith reimburse Dean for such payment within 30 days. Subject to the other provisions of this Article VIII, the retention by Dean of the Dean Policies and the responsibility for claims administration and financial administration of such policies are in no way intended to limit, inhibit or preclude any right of TreeHouse, Dean or any other insured to insurance coverage for any insured claims under the Dean Policies.

          Section 8.7 Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VIII, have any subrogation rights with respect thereto. It is expressly understood and agreed that no insurance carrier or any third party shall be entitled to a benefit (i.e. a benefit they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Article VIII) by virtue of the provisions hereof.

          Section 8.8 Scope of Affected Policies of Insurance. The provisions of this Article VIII relate solely to matters involving property, damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, and shall not be construed to affect any obligation of or impose any obligation on the Parties with respect to any life, health and accident, dental or medical or any other insurance policies applicable to any of the officers, directors, employees or other representatives of the Parties or their Affiliates.

          Section 8.9 Letter of Credit Reimbursement. With respect to those states in which Dean is required to maintain standby letters of credit relating to workers compensation claims by employees of the Transferred Businesses (the “Letters of Credit”), TreeHouse shall reimburse Dean, on and after the Distribution Date, for all costs and expenses incurred by Dean in respect of the Letters of Credit (including any expenses incurred in arranging for such Letters of Credit). In addition, with respect to those states in which Dean maintains qualified self insurance programs relating to workers compensation claims by employees of the Transferred Businesses, TreeHouse shall reimburse Dean, on and after the Distribution Date, for the allocated portion of costs and expenses incurred by Dean in respect of such self insurance programs and any corresponding collateral (the “Self Insurance Costs”). For each twelve (12) month period (which initial period shall commence on the Distribution Date and end on the one-year anniversary thereof), Dean shall submit an invoice summarizing the costs and expenses by jurisdiction in respect of the Letters of Credit and the Self Insurance Costs to TreeHouse. Payment shall be made by TreeHouse no later than thirty (30) days after the invoice date. In addition, in the event any Letter of Credit is drawn by the beneficiary thereof, TreeHouse shall reimburse Dean for the amount of such drawing within five (5) days of Dean’s demand therefor. The obligations of TreeHouse set forth in this Section 8.9 shall survive the Distribution Date indefinitely.

ARTICLE IX.
EXPENSES

          Section 9.1 Allocation of Expenses. If registration of the TreeHouse Common Stock occurs and trading of the TreeHouse Common Stock commences on the NYSE, TreeHouse shall be responsible for, and shall pay, up to $10,000,000 of fees and expenses incurred by Dean and TreeHouse in connection with (i) drafting, negotiating and implementing this Agreement, the Stockholders Agreement, the Employment Agreements or any of the Operating Agreements and (ii) planning, analyzing and executing the Distribution. No later than ninety (90) days after the Distribution Date (or the termination of this Agreement, if earlier), Dean shall notify TreeHouse in writing of the fees and expenses to be reimbursed by TreeHouse pursuant to this Section 9.1, and TreeHouse shall promptly remit payment of such fees and expenses to Dean. Notwithstanding the foregoing, Dean shall be responsible for, and shall not be entitled to reimbursement of, its costs incurred in connection with the transfer of production out of the City of Industry South plant located in City of Industry, California to other Dean facilities.

ARTICLE X.
INDEMNIFICATION

          Section 10.1 Release of Pre-Distribution Claims.

          (a) Except as provided in Section 10.1(b), effective as of the Distribution Date, each Party does hereby, on behalf of itself and its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of either Party (in each case, in their respective capacities as such), remise, release and forever discharge the other Party, its respective

Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of such Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

          (b) Nothing contained in Section 10.1(a) shall impair any right of any Person identified in Section 10.1(a) to enforce this Agreement, the Stockholders Agreement, the Employment Agreements, the Operating Agreements, any Shared Contract or the agreement set forth on Schedule 6.8(e). Nothing contained in Section 10.1(a) shall release any Person from:

               (i) any Liability provided in or resulting from any agreement, arrangement, commitment or understanding of the Parties that is specified in Section 2.5 or the Schedule thereto as not to terminate as of the Distribution Date, or any other Liability specified in Section 2.5 as not to terminate as of the Distribution Date;

               (ii) any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to a Party, its Subsidiaries or Affiliates in accordance with this Agreement, or any other Liability of any Party, its Subsidiaries or Affiliates under this Agreement;

               (iii) any Liability that any Indemnified Party may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or their respective Subsidiaries or Affiliates by third Persons, which Liability shall be governed by the provisions of this Article X and, if applicable, the appropriate provisions of the Operating Agreements; or

               (iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to Section 10.1(a).

          (c) Neither Party shall make, nor permit any of its Subsidiaries or Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any other Person released pursuant to Section 10.1(a), with respect to any Liability released pursuant to Section 10.1(a).

          (d) It is the intent of each of the Parties by virtue of the provisions of this Section 10.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between the Parties (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 10.1(b). At any time, at the reasonable request of either Party, the other Party shall execute and deliver releases reflecting the provisions hereof.

          Section 10.2 Indemnification by TreeHouse. Except for matters explicitly covered by the agreement set forth on Schedule 6.8(e) or as provided in Section 10.5 and except as expressly provided in the Operating Agreements, TreeHouse shall, and shall cause each of the other TreeHouse Parties to, indemnify, defend and hold harmless the Dean Parties and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Dean Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Dean Indemnified Parties, in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

          (a) any claim that the information included in the Registration Statement or the Information Statement set forth on Schedule 10.2(a) under the heading “TreeHouse Information” is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date;

          (b) the Transferred Businesses as conducted by the Dean Parties or their Affiliates or predecessors on or at any time prior to the Distribution Date;

          (c) the Transferred Assets;

          (d) the Assumed Liabilities;

          (e) the Transferred Businesses not being operated in the ordinary course of business after the Distribution as a result of any action or failure to act by any TreeHouse Party, or any of the persons who served (or would have served had such person not retired or his employment been terminated voluntarily or involuntarily) or is serving, in each case, after the Distribution, as a director, officer or employee of any TreeHouse Party;

          (f) the use by any TreeHouse Party after the Distribution of any Retained Name or any variation thereof, or other Trademarks, tradenames, logos or identifiers using any of such names or otherwise owned by or licensed to any Dean Party;

          (g) the breach by any TreeHouse Party of any covenant or agreement set forth in this Agreement, any Operating Agreement or any Conveyancing Instrument, in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported; and

          (h) the matters set forth on Schedule 10.2(h).

          Section 10.3 Indemnification by Dean. Except for matters explicitly covered by the agreement set forth on Schedule 6.8(e) or as provided in Section 10.5 and except as expressly provided in the Operating Agreements, Dean shall indemnify, defend and hold harmless TreeHouse and each of its Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “TreeHouse Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the TreeHouse Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

          (a) the business (other than the Transferred Businesses) conducted by the Dean Parties or their Affiliates or predecessors on or at any time prior to the Distribution Date;

          (b) the assets owned by Dean or its Subsidiaries other than the Transferred Assets;

          (c) the Liabilities (including the Retained Liabilities) of the Dean Parties other than the Assumed Liabilities;

          (d) the breach by any Dean Party of any covenant or agreement set forth in this Agreement, any Operating Agreement or any Conveyancing Instrument, in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported; and

          (e) any claim that the information included in the Registration Statement or the Information Statement set forth on Schedule 10.2(a) under the heading “Dean Information” is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date.

          Section 10.4 Applicability of and Limitation on Indemnification. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE INDEMNITY OBLIGATION UNDER THIS ARTICLE X SHALL APPLY NOTWITHSTANDING ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNIFIED PARTY AND SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY, ANY OTHER THEORY OF LIABILITY OR ARISES AS AN OBLIGATION FOR CONTRIBUTION.

          Section 10.5 Adjustment of Indemnifiable Losses.

          (a) The amount that any Party or any of its Affiliates (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Expense or Loss. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives Insurance Proceeds or other amounts in respect of such Expense or Loss, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the lesser of (1) the after-tax amount of such Insurance Proceeds or other amounts actually received or (2) the net amount of Indemnity Payments actually received previously. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

          (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.

          (c) Indemnity Payments (i) shall be increased to take into account any tax cost incurred by the Indemnified Party as a result of the receipt or accrual of Indemnity Payments hereunder, and (ii) shall be reduced to take into account any tax benefit actually realized by the Indemnified Party arising from incurrence or payment by the Indemnified Party of the related Expense or Loss. The parties intend that amounts paid by Dean to or for the benefit of TreeHouse, or by TreeHouse to or for the benefit of Dean, under this Article X shall be treated by the Parties, for all applicable tax purposes, as relating back to the time immediately before the Distribution as an adjustment to capital (i.e., a capital contribution or distribution), and accordingly as being not deductible by the payor and, to the fullest extent permitted by law, not includible in the taxable income of the recipient. The parties shall not take any position inconsistent with such intended tax treatment, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

          (d) In the event that an Indemnity Payment shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

               (i) with respect to an Expense or a Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

               (ii) with respect to an Expense or a Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Expense or Loss with the Indemnifying Party; and

               (iii) with respect to an Expense or a Loss not covered by clause (i) or (ii) above, the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Expense or Loss shall be given to the Indemnified Party.

          Section 10.6 Procedures for Indemnification of Third Party Claims.

          (a) If any third party shall make any claim or commence any arbitration proceeding or suit (collectively, a “Third Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against a TreeHouse Party under Section 10.2 or against a Dean Party under Section 10.3, such Indemnified Party shall promptly give written notice to the Indemnifying Party describing such Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 10.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

          (b) The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 10.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion subject to the provisions of Section 10.6(c), and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 10.6(b) the amount of any Expense or Loss resulting from their liability to the third party claimant. If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at its sole expense, the conduct and settlement of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided that (i) the Indemnifying Party shall not thereby permit any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall not thereby permit any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such Third Party Claim include the Indemnified Party and the Indemnifying Party and in the reasonable opinion of counsel to the Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them, in either of which cases the reasonable fees and disbursements of counsel for such Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be paid by the Indemnifying Party; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article X the Indemnified Party for the full amount of any Expense or Loss resulting from such Third Party Claim and all related expenses incurred by the Indemnified Party. In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim.

          If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

          (c) So long as the Indemnifying Party is contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as an Expense or a Loss under this Article X.

          If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not contesting such Third Party Claim in good faith, the Indemnified Party shall have the right to undertake control of the defense of such Third Party Claim upon five days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion.

          If the Indemnified Party shall have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnified Party, on not less than 45 days prior written notice to the Indemnifying Party, may make settlement (including payment in full) of such Third Party Claim, and such settlement shall be binding upon the Parties for the purposes hereof, unless within said 45-day period the Indemnifying Party shall have requested the Indemnified Party to contest such Third Party Claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall promptly comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon subject to all of the conditions of Section 10.6(b). Notwithstanding anything in this Section 10.6(c) to the contrary, if the Indemnified Party, in the good-faith belief that a claim may materially and adversely affect it other than as a result of money damages or other money payments, advises the Indemnifying Party that it has determined to settle a claim, the Indemnified Party shall have the right to do so at its own cost and expense, without any requirement to contest such claim at the request of the Indemnifying Party, but without any right under the provisions of this Article X for indemnification by the Indemnifying Party.

          (d) To the extent that, with respect to any claim governed by Section 9 of the Tax Sharing Agreement, there is any inconsistency between the provisions of such Section 9 and of this Section 10.6, the provisions of Section 9 of the Tax Sharing Agreement shall control with respect to the conduct, defense and settlement of such claim.

          Section 10.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

          Section 10.8 Contribution. If the indemnification provided for in this Article X is unavailable to an Indemnified Party in respect of any Expense or Loss arising out of or related to information contained in the Registration Statement or the Information Statement, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the TreeHouse Indemnified Parties, on the one hand, or the Dean Indemnified Parties, on the other hand, in connection with the statements or omissions that resulted in such Expense or Loss. The relative fault of any TreeHouse Indemnified Party, on the one hand, and of any Dean Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Transferred Businesses or a TreeHouse Indemnified Party, on the one hand, or by the Retained Business or a Dean Indemnified Party, on the other hand.

          Section 10.9 Remedies Cumulative. The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

          Section 10.10 Survival. All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

ARTICLE XI.
DISPUTE RESOLUTION

          Section 11.1 Escalation and Mediation.

          (a) The Parties agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within 30 days of the Escalation Notice.

          (b) The Parties may agree to retain a mediator, acceptable to both Parties, to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any action or proceeding. The mediator shall be selected by the Party that did not deliver the applicable Escalation Notice from the list of individuals to be supplied to the Parties by JAMS/Endispute, the American Arbitration Association or such entity mutually agreeable to the Parties. Costs of the mediator shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses.

          Section 11.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Operating Agreement during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such dispute, controversy or claim.

          Section 11.3 Choice of Forum. Any mediation hereunder shall take place in the State of Delaware, unless otherwise agreed in writing by the Parties.

          Section 11.4 Ability to Pursue Other Legal Remedies. For the avoidance of doubt, nothing in this Article XI shall prevent any Party from pursuing any and all remedies available to it in connection with a dispute relating to this Agreement, the Stockholders Agreement or any of the Operating Agreements if the Parties are unable to otherwise resolve such dispute in accordance with the foregoing procedures.

ARTICLE XII.
ACCESS TO INFORMATION AND SERVICES

          Section 12.1 Agreement for Exchange of Information. (a) At all times from and after the Distribution Date for a period of five years, as soon as reasonably practicable after written request: (i) Dean shall afford to TreeHouse, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours, at TreeHouse’s expense and provide copies of, all records, books, contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of Dean immediately following the Distribution Date that relates to TreeHouse, the Transferred Businesses or the employees of the Transferred Businesses; and (ii) TreeHouse shall afford to Dean, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Dean’s expense, provide copies of, all Information in the possession or under the control of TreeHouse immediately following the Distribution Date that relates to Dean, the Retained Business or the employees of Dean; provided, that in the event that either Party determines that any such provision of or access to Information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

          (b) Either Party may request Information under Section 12.1(a), (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, tax or other similar requirements, (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or (iv) to comply with its obligations under this Agreement or any Operating Agreement. The rights and obligations under this Article XII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Operating Agreement or Shared Contract.

          Section 12.2 Ownership of Information. Any Information owned by one Party that is provided to a requesting Party pursuant to Section 12.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

          Section 12.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as otherwise specifically provided in this Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

          Section 12.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article XII after the Distribution Date, the Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of Dean as in effect on the Distribution Date or such other procedures as may reasonably be adopted by the applicable Party after the Distribution Date. No party will destroy, or permit any of its Subsidiaries or Affiliates to destroy, any Information that the other Party may have the right to obtain pursuant to this Agreement prior to the fifth anniversary of the date hereof, and thereafter without first using commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, that in the case of any Information relating to taxes, the parties’ obligations with respect to record retention will be as set forth in Section 10.02(b) of the Tax Sharing Agreement.

          Section 12.5 Limitation of Liability. No Party shall have any liability to the other Party (i) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information, or (ii) if any Information is destroyed after commercially reasonable efforts to comply with the provisions of Section 12.4.

          Section 12.6 Production of Witnesses. At all times from and after the Distribution Date, each Party shall use commercially reasonable efforts to make available to the other Party (without cost (other than reimbursement of actual out-of-pocket expenses) to, and upon prior written request of, the other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Party in connection with any Action (except in the case of any Action by one Party against the other Party) in which the requesting Party may from time to time be involved with respect to the Transferred Businesses, the Retained Business or any transactions contemplated hereby.

          Section 12.7 Confidentiality. From and after the Distribution Date, each of Dean and TreeHouse shall hold, and shall cause their respective directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence, with at least the same degree of care that applies to Dean’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the applicable Party after the Distribution Date, all non-public information concerning or belonging to the other Party or any of its Subsidiaries or Affiliates obtained by it prior to the Distribution Date, accessed by it pursuant to Section 12.1, or furnished to it by the other Party or any of its Subsidiaries or Affiliates pursuant to this Agreement or any agreement or document contemplated hereby, including, without limitation, any trade secrets, technology, know-how and other non-public, proprietary intellectual property rights licensed pursuant to the Trademark License Agreements and shall not release or disclose such information to any other Person, except their representatives, who shall be bound by the provisions of this Section 12.7; provided, however, that Dean and TreeHouse and their respective directors, officers, employees, agents, consultants, advisors and other representatives may disclose such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of law (in which case the disclosing Party will provide, to the extent practicable under the circumstances, advance written notice to the other Party of its intent to make such disclosure), or (ii) such Party can show that such information (A) is published or is or has otherwise become available to the general public as part of the public domain without breach of this Agreement; (B) has been furnished or made known to the recipient without any obligation to keep it confidential by a third party under circumstances which are not known to the recipient to involve a breach of the third party’s obligations to a Party hereto; (C) was developed independently of information furnished to the recipient under this Agreement; or (D) in the case of information furnished after the Distribution Date, was not known to the recipient at the time of the Distribution but became known to the recipient prior to the time of receipt thereof from the other Party.

          Section 12.8 Privileged Matters. (a) Each of Dean and TreeHouse agrees to maintain, preserve and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include without limitation the attorney-client and work product privileges), not heretofore waived, that relate to the Transferred Businesses and the Transferred Assets for any period prior to the Distribution Date (“Privilege” or “Privileges”). Each Party acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the Party requesting that such privilege be asserted. Each Party agrees that it shall not waive any Privilege that could be asserted under applicable law without the prior written consent of the other Party. The rights and obligations created by this Section 12.8 shall apply to all information relating to the Transferred Businesses as to which, but for the Distribution, either Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including without limitation, (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of either Party; and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

          (b) Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either Party obtains knowledge that any current or former employee of Dean or TreeHouse has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information, such Party shall notify promptly the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 12.8 or otherwise to prevent the production or disclosure of Privileged Information. Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege under this Section 12.8 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld), or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

          (c) Dean’s transfer of books and records and other information to TreeHouse, and Dean’s agreement to permit TreeHouse to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on TreeHouse’s agreement, as set forth in Sections 12.7 and 12.8, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 12.1, the agreement to provide witnesses and individuals pursuant to Section 12.6 and the transfer of Privileged Information to TreeHouse pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 12.8 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Dean in, or the obligations imposed upon TreeHouse by, this Section 12.8.

ARTICLE XIII.
MISCELLANEOUS

          Section 13.1 Entire Agreement. This Agreement and the Operating Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

          Section 13.2 Choice of Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Delaware.

          Section 13.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

          Section 13.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          Section 13.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          Section 13.6 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

          Section 13.7 Successors and Assigns. This Agreement and each Operating Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their successors and permitted assigns; provided, however, that the rights of either Party under this Agreement and each Operating Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

          Section 13.8 Third Party Beneficiaries. Except to the extent otherwise provided in Article X or in any Operating Agreement, the provisions of this Agreement and each Operating Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Operating Agreement. Nothing in this Agreement or any Operating Agreement shall obligate Dean or TreeHouse to assist any TreeHouse employee to enforce any rights such employee may have with respect to any of the employee benefits described in this Agreement.

          Section 13.9 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

          If to Dean, to:

Dean Foods Company
2515 McKinney Avenue
Suite 1200
Dallas, Texas 75201
Telephone: (214) 303-3413
Fax: (214) 303-3853
Attention: General Counsel

with a copy (which shall not constitute effective notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, N.W.
Washington, D.C. 20037
Telephone: (202) 663-6000
Fax: (202) 663-6363
Attention: Erika L. Robinson

          If to TreeHouse, to:

TreeHouse Foods, Inc.
857-897 School Place
P.O. Box 19057
Green Bay, Wisconsin 54307
Telephone: (920) 497-7131
Fax: (920) 497-4604
Attention: General Counsel

with a copy (which shall not constitute effective notice) to:

Winston and Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Telephone: (312) 558-5600
Fax: (312) 558-5700
Attention: Bruce A. Toth

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

          Section 13.10 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

          Section 13.11 Termination. Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Dean without the prior the approval of any Person but subject to the rights of the parties under the Stockholders Agreement. In the event of such termination, this Agreement shall forthwith become void and no Person shall have any liability to any other Person by reason of this Agreement.

[signature page follows]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

DEAN FOODS COMPANY

By:	/s/ Edward F. Fugger

Name:	Edward F. Fugger
Title:	Vice President - Corporate Development

TREEHOUSE FOODS, INC.

By:	/s/ Thomas E. O’Neill

Name:	Thomas E. O’Neill
Title:	Senior Vice President